FILED
  JUL 3 12000                            CERTIFICATE OF AMENDMENT
  C271497                                            TO
  Dan Heller                           THE ARTICLES OF INCORPORATION
  Secretary of State                                 OF
                                              E-VEGAS.COM, INC.

     The undersigned President and Secretary of E-VEGAS.COM, INC. a Nevada corporation, pursuant to the provisions of Section 78.3 ) 85, of the Nevada Revised Statutes, for the purpose of amending the Articles of Incorporation of the said Corporation. do certify as follows:

     That the Board of Directors of the said the corporation, at a meeting duly convened and held on the 20th day of July, 2000, adopted resolution to amend the Articles of Incorporation, as follows:

     ARTICLE I shall be amended as follows:
                                 ARTICLE I -NAME

     The name of the Corporation shall be 1st GENX.COM, INC.

     ARTICLE IV shall be amended to add-

     The Corporation shall authorize Ten Million shares of preferred stock, par value $0.01 that may be issued in series with varying terms, such as interest convertibility and voting rights.

     The number of shares of Common stock of the Corporation. outstanding and entitled to vote on the forgoing amendment to the Articles of Incorporation on July 20, 2000 were 25,180,817 shares and the said amendments were approved and consented to 14,320,079 shares, being voted in person or by proxy, which represented more than a 57% majority of the issued and outstanding shares of the Common Stock of the Corporation.

     The undersigned President and Secretary of the Corporation hereby declare that the forgoing Certificate of Amendment to the Articles of Incorporation is true and correct to the best of their knowledge and belief.

     In witness thereof, this certificate has been executed by the undersigned on July 20,20000.

            /S/ Marilyn Markus                           /S/ Antal Markus.
                Marilyn Markus                               Antal Markus